Registration No. 333-45740
Rule 424(b)(2)

PRICING SUPPLEMENT No. 40 Dated March 28, 2002 (To Prospectus dated September 22, 2000)
$10,000,000,000
H O U S E H O L D F I N A N C E C O R P O R A T I O N
Medium Term Notes
Due Nine Months or More from Date of Issue
Principal Amount: $100,000,000
Price to Public: 100%	Proceeds to HFC: 99.95%
Issue Date: April 4, 2002	Stated Maturity: April 4, 2003
Redeemable On or After: Not Applicable
Initial Interest Rate: To be determined on April 2, 2002
Interest Rate Basis: LIBOR Telerate
Spread or Spread Multiplier: .45% (45 basis points).

Interest Payment Dates: On the 4th of each month of each year, commencing May 6, 2002, and the Stated Maturity. If said day is not a Business day, such interest payment date shall be postponed to the next succeeding Business Day except if such day falls in the next calendar month, such Interest Payment Date will be the immediately preceding day that is a Business Day.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.
Interest Reset Date: On each Interest Payment Date.
Interest Determination Date: On the Second London Business Day prior to each Interest Payment Date.
Index Maturity: One month
Agent:	$ Amount
Morgan Stanley Dean Witter	$50,000,000	DTC 0050
Barclays Capital Inc.	$50,000,000	DTC 7256

Agent's Discount or Commission: .05%